NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES AGREEMENTS TO ACQUIRE AN INDUSTRIAL BUILDING AND UNDEVELOPED LAND IN PENNSYLVANIA

NEW YORK, NEW YORK (November 25, 2009) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that it has entered into two separate purchase agreements to acquire: (i) an approximate 120,000 square foot industrial building in Breinigsville, Pennsylvania; and (ii) an approximate 51 acre parcel of undeveloped land in Lower Nazareth, Pennsylvania.  The properties were auctioned separately by the Trustee of the bankruptcy estate of the sole owner of the entities that own these assets.

The building and the undeveloped land to be acquired are located in two of the major industrial areas in the Lehigh Valley.   The building to be acquired was built in 2007 and is leased to a full building tenant for the next six and one-half years.  The undeveloped land to be acquired is expected to support the development of two industrial buildings totaling approximately 530,000 square feet.  The purchase price for these two acquisitions, before closing costs, is approximately $8.2 million.  These two transactions would be Griffin’s first real estate acquisitions outside of the Hartford, Connecticut market, where Griffin Land’s core real estate holdings are located.  Closing on each of these acquisitions is subject to several conditions, including the completion of due diligence on the properties to be acquired.  The closings are anticipated to take place in late December 2009 or January 2010.  There is no guarantee that these acquisitions will be completed under their current terms, or at all.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, Inc., its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, including whether and when the transactions to purchase the industrial building and undeveloped land in Pennsylvania currently under contract will close.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.